Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 4, 1999 with respect to the consolidated financial statements of IDS Life Insurance Company included in Post-Effective Amendment No. 12 to the Registration Statement (Form S-1, No. 33-28976) and related prospectus of the Guaranteed Term Annuity Contracts to be offered by IDS Life Insurance Company.






Ernst & Young LLP
Minneapolis, Minnesota
April 26, 1999